Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	T. May Kulthol
206-318-7893	206-318-7100
jdegrand@starbucks.com	mkulthol@starbucks.com
Starbucks Announces Q2 2006 Results and April 2006 Revenues
Q2 Earnings per Share of $0.16, Up From Prior Year $0.12 per Share
Company Raises 2006 Earnings per Share Target

SEATTLE; May 3, 2006 — Starbucks Corporation (NASDAQ: SBUX) today announced record earnings for its fiscal second quarter for the period ended April 2, 2006, revenues for the four-week period ended April 30, 2006, and updated targets for fiscal 2006.
Fiscal Second Quarter 2006 Results:
•	Record second quarter consolidated net revenues of $1.9 billion, an increase of 24 percent

•	Record second quarter net earnings of $127 million, an increase of 27 percent

•	Earnings per share of $0.16 compared to $0.12 in the second quarter of fiscal 2005
April 2006 Revenue Highlights:
•	Net revenues increased 23 percent, to $597 million

•	Comparable store sales rose six percent
Updated Fiscal 2006 Targets:
•	Fiscal 2006 earnings per share target range raised to $0.71 – $0.72 from $0.68 – $0.70 per share
For the 13 weeks ended April 2, 2006, consolidated net revenues increased 24 percent to $1.9 billion from $1.5 billion for the same period in fiscal 2005, and net earnings increased 27 percent to $127 million from $100 million for the same period in fiscal 2005. Fully diluted earnings per share were $0.16 for the 13 weeks ended April 2, 2006, compared to a split adjusted $0.12 per share for the comparable period in fiscal 2005. The Company adopted the new accounting requirements related to expensing stock-based compensation at the beginning of its fiscal 2006 year, which reduced net earnings by $0.02 per share in the second quarter.
“Our outstanding quarterly results reflect diligent execution throughout our business,” commented Jim Donald, Starbucks president and ceo. “Continued innovation and an expanding retail footprint allowed us to reach more customers through more channels worldwide than any time in the history of Starbucks, and keeps the Company on track to achieve our long-term growth targets.”
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Donald added, “We started the third quarter with strong 23 percent revenue growth in April and six percent comparable store sales growth — near the top of our three to seven percent target range. These results were driven by continued customer demand for our handcrafted beverages, with particular strength in our spring line up of Green Tea beverages.”
“Our strong first half performance — and increased confidence in our second half forecast — has allowed us to raise our full year earnings per share target and narrow the range to $0.71 to $0.72 from the prior range of $0.68 to $0.70,” commented Michel Casey, Starbucks chief financial officer. “We are very pleased with our year-to-date results and believe that we have laid a solid foundation toward achieving our targets and delivering superior value to our shareholders.”
Consolidated Financial and Operating Summary
Company-operated retail revenues increased 25 percent to $1.6 billion for the 13 weeks ended April 2, 2006, from $1.3 billion for the same period in fiscal 2005. The increase was primarily attributable to the opening of 874 new Company-operated retail stores in the last 12 months and comparable store sales growth of ten percent for the quarter. The increase in comparable store sales was due to an eight percent increase in the number of customer transactions and a two percent increase in the average value per transaction.
Specialty revenues increased 22 percent to $286 million for the 13 weeks ended April 2, 2006, compared to $235 million for the corresponding period of fiscal 2005. Licensing revenues increased 25 percent to $202 million primarily due to higher product sales and royalty revenues from the opening of 1,090 new licensed retail stores in the last 12 months and growth in the licensed grocery and warehouse club business. Foodservice and other revenues increased 14 percent to $84 million primarily due to growth in the U.S. foodservice business.
Cost of sales including occupancy costs improved to 40.3 percent of total net revenues for the 13 weeks ended April 2, 2006, compared to 41.4 percent in the corresponding 13-week period of fiscal 2005. This improvement was primarily due to fixed rent costs in the current year being distributed over an expanded revenue base, as well as higher occupancy costs in the prior year resulting from intensified store maintenance activities. These favorable items, together with other lesser improvements, offset higher green coffee costs in the second quarter.
Store operating expenses as a percentage of Company-operated retail revenues increased slightly to 41.6 percent for the 13 weeks ended April 2, 2006, from 41.5 percent for the corresponding period of fiscal 2005, primarily due to higher payroll-related expenditures for incentive compensation based on the Company’s strong operating results in fiscal 2006 and the recognition of stock-based compensation expense. The increase was partially offset by higher costs in the prior year associated with the North American leadership conference held for retail management employees, as well as leverage gained from higher retail revenues. Regional leadership conferences in fiscal 2006 will be held during the Company’s third fiscal quarter.
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Other operating expenses (expenses associated with the Company’s specialty operations) increased to 22.3 percent of total specialty revenues for the 13 weeks ended April 2, 2006, compared to 19.7 percent in the corresponding period of fiscal 2005. The increase was primarily due to the recognition of stock-based compensation expense as well as higher payroll-related expenditures to support the expansion of U.S. and International licensed retail store businesses.
Depreciation and amortization expenses increased to $95 million for the 13 weeks ended April 2, 2006, compared to $88 million for the corresponding period of fiscal 2005. The increase was primarily due to the opening of 874 new Company-operated retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses decreased to 5.0 percent for the 13 weeks ended April 2, 2006, from 5.8 percent for the corresponding 13-week period of fiscal 2005.
General and administrative expenses increased to $120 million for the 13 weeks ended April 2, 2006, compared to $82 million for the corresponding period of fiscal 2005. The increase was primarily due to higher payroll-related expenditures from stock-based compensation, additional employees to support continued global growth and higher provisions for incentive compensation based on the Company’s strong operating results in fiscal 2006. As a percentage of total net revenues, general and administrative expenses increased to 6.3 percent for the 13 weeks ended April 2, 2006, from 5.4 percent for the corresponding period of fiscal 2005.
Income from equity investees increased 23 percent to $20 million for the 13 weeks ended April 2, 2006, compared to $16 million for the corresponding period of fiscal 2005. The increase was primarily due to volume-driven results for The North American Coffee Partnership, which produces bottled Frappuccino® and Starbucks DoubleShot® coffee drinks, and improved results from international investees primarily as a result of additional licensed retail stores.
Operating income increased 28 percent to $202 million for the 13 weeks ended April 2, 2006, compared to $157 million for the corresponding 13-week period of fiscal 2005. Operating margin increased to 10.7 percent of total net revenues for the 13 weeks ended April 2, 2006, compared to 10.4 percent for the corresponding period of fiscal 2005, primarily due to lower cost of sales including occupancy costs, offset in part by higher general and administrative expenses.
Net earnings for the 13 weeks ended April 2, 2006, increased 27 percent to $127 million from $100 million for the same period in fiscal 2005. Earnings per share were $0.16 for the 13 weeks ended April 2, 2006, compared to $0.12 per share for the comparable period in fiscal 2005.
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Updated Fiscal 2006 Targets
Looking ahead, Starbucks provided updated fiscal 2006 targets:
•	Starbucks continues to target opening at least 1,800 new stores on a global basis in fiscal 2006. In the United States, Starbucks plans to open approximately 700 Company-operated locations and 600 licensed locations. In International markets, Starbucks plans to open approximately 150 Company-operated stores and 350 licensed stores;

•	The Company is targeting total net revenue growth of approximately 20 percent on a quarterly and full year basis. Starbucks continues to expect comparable store sales growth in the range of three percent to seven percent for the remainder of fiscal 2006, with monthly anomalies;

•	Based on very strong second quarter results along with its current outlook for the balance of year, Starbucks is raising its fiscal 2006 earnings per share target range to $0.71 – $0.72 per share. This target range is an increase from the previous target range of $0.68 – $0.70 per share. Both the new target and the previous target ranges include stock-based compensation expense estimated at approximately $0.09 per share. On a quarterly basis the Company is now targeting earnings per share of $0.17 in the third quarter, which is at the high end of its previous range, and continues to target a range of $0.16 – $0.17 per share for the fourth quarter;

•	The effective tax rate is expected to be approximately 38 percent in fiscal 2006, with quarterly variations; and,

•	Starbucks is now targeting capital expenditures in the range of $750 million – $775 million in fiscal 2006, an increase from the Company’s previous target range of $700 million – $725 million.
Starbucks will be holding a conference call today at 1:30 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, Jim Donald, president and ceo, and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://www.starbucks.com/aboutus/investor.asp. A replay of the call will be available via telephone through 5:30 p.m. Pacific Time on Wednesday, May 10, 2006, by calling 1-800-642-1687, reservation number 3728538. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Wednesday, May 31, 2006, at the following URL: http://www.starbucks.com/aboutus/investor.asp.
The Company’s consolidated financial statements, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 16, 2005, for additional information.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	April 2,	April 3,	%	April 2,	April 3,
	2006	2005	Change	2006	2005
	(in thousands, except per share data)
				As a % of total net revenues
Net revenues:
Company-operated retail	$1,599,844	$1,283,947	24.6%	84.8%	84.5%
Specialty:
Licensing	202,354	161,292	25.5%	10.7%	10.6%
Foodservice and other	83,624	73,477	13.8%	4.5%	4.9%

Total specialty	285,978	234,769	21.8%	15.2%	15.5%

Total net revenues	1,885,822	1,518,716	24.2%	100.0%	100.0%

Cost of sales including occupancy costs	760,873	628,740		40.3%	41.4%
Store operating expenses (a)	665,273	532,944		35.4%	35.1%
Other operating expenses (b)	63,648	46,347		3.4%	3.0%
Depreciation and amortization expenses	94,508	87,772		5.0%	5.8%
General and administrative expenses	119,611	81,929		6.3%	5.4%

Subtotal operating expenses	1,703,913	1,377,732	23.7%	90.4%	90.7%
Income from equity investees	19,985	16,294		1.1%	1.1%

Operating income	201,894	157,278	28.4%	10.7%	10.4%
Interest and other income, net	3,063	4,014		0.2%	0.2%

Earnings before income taxes	204,957	161,292	27.1%	10.9%	10.6%
Income taxes (c)	77,641	60,831		4.1%	4.0%

Net earnings	$127,316	$100,461	26.7%	6.8%	6.6%

Net earnings per common share — diluted	$0.16	$0.12

Weighted average shares outstanding — diluted	794,613	828,062

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 41.6 percent for the 13 weeks ended April 2, 2006, and 41.5 percent for the 13 weeks ended April 3, 2005.

(b)	As a percentage of related total specialty revenues, other operating expenses were 22.3 percent for the 13 weeks ended April 2, 2006, and 19.7 percent for the 13 weeks ended April 3, 2005.

(c)	The effective tax rates were 37.9 percent for the 13 weeks ended April 2, 2006, and 37.7 percent for the 13 weeks ended April 3, 2005.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	26 Weeks Ended			26 Weeks Ended
	April 2,	April 3,	%	April 2,	April 3,
	2006	2005	Change	2006	2005
	(in thousands, except per share data)
				As a % of total net revenues
Net revenues:
Company-operated retail	$3,227,827	$2,642,608	22.1%	84.5%	85.0%
Specialty:
Licensing	421,504	318,505	32.3%	11.0%	10.3%
Foodservice and other	170,583	147,147	15.9%	4.5%	4.7%

Total specialty	592,087	465,652	27.2%	15.5%	15.0%

Total net revenues	3,819,914	3,108,260	22.9%	100.0%	100.0%

Cost of sales including occupancy costs	1,538,911	1,276,495		40.3%	41.1%
Store operating expenses (a)	1,287,439	1,053,950		33.6%	33.8%
Other operating expenses (b)	122,796	90,628		3.2%	2.9%
Depreciation and amortization expenses	185,796	166,331		4.9%	5.4%
General and administrative expenses	242,936	165,528		6.4%	5.3%

Subtotal operating expenses	3,377,878	2,752,932	22.7%	88.4%	88.5%
Income from equity investees	39,705	29,105		1.0%	0.9%

Operating income	481,741	384,433	25.3%	12.6%	12.4%
Interest and other income, net	3,411	9,136		0.1%	0.3%

Earnings before income taxes	485,152	393,569	23.3%	12.7%	12.7%
Income taxes (c)	183,680	148,434		4.8%	4.8%

Net earnings	$301,472	$245,135	23.0%	7.9%	7.9%

Net earnings per common share — diluted	$0.38	$0.30

Weighted average shares outstanding — diluted	793,936	829,352

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 39.9 percent for both the 26 weeks ended April 2, 2006, and April 3, 2005.

(b)	As a percentage of related total specialty revenues, other operating expenses were 20.7 percent for the 26 weeks ended April 2, 2006, and 19.5 percent for the 26 weeks ended April 3, 2005.

(c)	The effective tax rates were 37.9 percent for the 26 weeks ended April 2, 2006, and 37.7 percent for the 26 weeks ended April 3, 2005.
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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	April 2,	October 2,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$202,671	$173,809
Short-term investments — available-for-sale securities	193,231	95,379
Short-term investments — trading securities	49,546	37,848
Accounts receivable, net of allowances of $4,627 and $3,079, respectively	190,452	190,762
Inventories	456,215	546,299
Prepaid expenses and other current assets	87,163	94,429
Deferred income taxes, net	87,477	70,808

Total current assets	1,266,755	1,209,334

Long-term investments — available-for-sale securities	37,639	60,475
Equity and other investments	214,780	201,089
Property, plant and equipment, net	1,963,701	1,842,019
Other assets	125,171	72,893
Other intangible assets	36,657	35,409
Goodwill	172,337	92,474

TOTAL ASSETS	$3,817,040	$3,513,693

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$230,060	$220,975
Accrued compensation and related costs	283,342	232,354
Accrued occupancy costs	49,350	44,496
Accrued taxes	100,108	78,293
Short-term borrowings	95,000	277,000
Other accrued expenses	194,580	198,082
Deferred revenue	233,269	175,048
Current portion of long-term debt	755	748

Total current liabilities	1,186,464	1,226,996

Long-term debt	2,491	2,870
Other long-term liabilities	210,176	193,565

Shareholders’ equity:
Common stock and additional paid-in-capital — Authorized, 1,200,000,000 shares; issued and outstanding 769,274,760 and 767,442,110 shares, respectively, (includes 3,394,200 common stock units in both periods)	111,878	90,968
Other additional paid-in-capital	39,393	39,393
Retained earnings	2,240,459	1,938,987
Accumulated other comprehensive income	26,179	20,914

Total shareholders’ equity	2,417,909	2,090,262

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,817,040	$3,513,693

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	26 Weeks Ended
	April 2,	April 3,
	2006	2005
OPERATING ACTIVITIES:
Net earnings	$301,472	$245,135
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	198,633	179,857
Provision for impairments and asset retirements	9,153	6,554
Deferred income taxes, net	(57,131)	(20,946)
Equity in income of investees	(24,807)	(15,947)
Distribution from equity investees	16,393	11,287
Stock-based compensation	51,297	—
Tax benefit from exercise of non-qualified stock options	520	88,781
Excess tax benefit from exercise of non-qualified stock options	(54,872)	—
Net amortization of premium on securities	1,209	7,112
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	92,455	18,894
Accounts payable	7,611	(20,350)
Accrued compensation and related costs	50,099	(5,488)
Accrued taxes	76,716	12,322
Deferred revenue	58,250	47,061
Other operating assets and liabilities	34,994	23,272

Net cash provided by operating activities	761,992	577,544

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(356,681)	(582,992)
Maturity of available-for-sale securities	127,604	362,666
Sale of available-for-sale securities	154,250	196,395
Acquisitions, net of cash acquired	(90,219)	(11,282)
Net (purchases)/sales of equity, other investments and other assets	(19,103)	12,676
Net additions to property, plant and equipment	(310,331)	(311,454)

Net cash used by investing activities	(494,480)	(333,991)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	91,618	121,534
Excess tax benefit from exercise of non-qualified stock options	54,872	—
Net repayments of revolving credit facility	(182,000)	—
Principal payments on long-term debt	(372)	(366)
Repurchase of common stock	(204,186)	(334,749)

Net cash used by financing activities	(240,068)	(213,581)
Effect of exchange rate changes on cash and cash equivalents	1,418	2,117

Net increase in cash and cash equivalents	28,862	32,089

CASH AND CASH EQUIVALENTS:
Beginning of period	173,809	145,053

End of the period	$202,671	$177,142

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the 26 weeks ended:
Interest	$4,444	$108
Income taxes	$167,286	$68,523
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Stock Compensation Expense
Effective October 3, 2005, the beginning of Starbucks first fiscal quarter of 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires all stock-based compensation, including grants of employee stock options, to be recognized in the statement of earnings based on their fair values. The Company adopted this accounting treatment using the modified prospective transition method, as permitted under SFAS 123R; therefore results for prior periods have not been restated. Prior to the adoption of SFAS 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, stock-based compensation was included as pro forma disclosure in the financial statement footnotes. The Company is providing the table below because management believes it provides useful information to investors regarding the Company’s results of operations by separately identifying the stock-based compensation expense and providing reported amounts on a basis comparable to that used in prior periods. In addition, the Company’s internal reporting and budgeting, as well as the calculation of its incentive compensation payments, includes the use of reported amounts excluding stock-based compensation. The amounts shown in the column below entitled “Using Previous Accounting” are considered “non-GAAP financial measures” under applicable SEC rules because they exclude the stock-based payment expense that is included in the directly comparable measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States, which are shown in the column entitled “As Reported.” These non-GAAP financial measures are not a substitute for the reported GAAP measures.
The application of SFAS 123R had the following effect on reported amounts for the 13 and 26 weeks ended April 2, 2006 relative to the amounts that would have been reported using the intrinsic value method under the Company’s previous accounting (in thousands, except earnings per share):

	Consolidated Statements of Earnings
	13 Weeks Ended April 2, 2006			26 Weeks Ended April 2, 2006
	Using			Using
	Previous	Stock-based	As	Previous	Stock-based	As
	Accounting	Compensation	Reported	Accounting	Compensation	Reported
Cost of sales including occupancy costs	$758,090	$2,783	$760,873	$1,533,606	$5,305	$1,538,911
Store operating expenses	658,595	6,678	665,273	1,274,603	12,836	1,287,439
Other operating expenses	60,470	3,178	63,648	117,423	5,373	122,796
General and administrative expenses	104,420	15,191	119,611	215,817	27,119	242,936
Operating income	229,724	(27,830)	201,894	532,374	(50,633)	481,741
Earnings before income taxes	232,787	(27,830)	204,957	535,785	(50,633)	485,152
Income taxes	87,217	(9,576)	77,641	200,962	(17,282)	183,680
Net earnings	145,570	(18,254)	127,316	334,823	(33,351)	301,472
Net earnings per common share—diluted	$0.18	$(0.02)	$0.16	$0.42	$(0.04)	$0.38
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Segment Results
Segment information is prepared on the basis that the Company’s management reviews financial information for operational decision-making purposes. The tables below present operating segment results net of intersegment eliminations for the 13 weeks ended April 2, 2006 (in thousands):

	13 Weeks Ended			13 Weeks Ended
	April 2,	April 3,	%	April 2,		April 3,
	2006	2005	Change	2006		2005
				As a % of U.S. total net
United States				revenues
Net revenues:
Company-operated retail	$1,338,118	$1,084,737	23.4%	85.2%		85.0%
Specialty:
Licensing	155,794	124,136	25.5%	9.9%		9.7%
Foodservice and other	76,584	67,545	13.4%	4.9%		5.3%

Total specialty	232,378	191,681	21.2%	14.8%		15.0%

Total net revenues	1,570,496	1,276,418	23.0%	100.0%		100.0%

Cost of sales including occupancy costs	609,168	504,076		38.8%		39.5%
Store operating expenses	562,429	456,838		42.0	%(1)	42.1	%(1)
Other operating expenses	51,439	38,841		22.1	%(2)	20.3	%(2)
Depreciation and amortization expenses	69,102	64,819		4.4%		5.1%
General and administrative expenses	23,201	24,350		1.5%		1.9%

Income from equity investees	10,761	8,564		0.7%		0.7%

Operating income	$265,918	$196,058	35.6%	16.9%		15.4%

				As a % of International
International				total net revenues

Net revenues:
Company-operated retail	$261,726	$199,210	31.4%	83.0%		82.2%
Specialty:
Licensing	46,560	37,156	25.3%	14.8%		15.3%
Foodservice and other	7,040	5,932	18.7%	2.2%		2.5%

Total specialty	53,600	43,088	24.4%	17.0%		17.8%

Total net revenues	315,326	242,298	30.1%	100.0%		100.0%

Cost of sales including occupancy costs	151,705	124,664		48.1%		51.5%
Store operating expenses	102,844	76,106		39.3	%(1)	38.2	%(1)
Other operating expenses	12,209	7,506		22.8	%(2)	17.4	%(2)
Depreciation and amortization expenses	16,745	14,128		5.3%		5.8%
General and administrative expenses	18,570	10,216		5.9%		4.2%

Income from equity investees	9,224	7,730		2.9%		3.2%

Operating income	$22,477	$17,408	29.1%	7.1%		7.2%

				As a % of total net
Unallocated Corporate				revenues

Depreciation and amortization expenses	$8,661	$8,825		0.5%		0.6%
General and administrative expenses	77,840	47,363		4.1%		3.1%

Operating loss	$(86,501)	$(56,188)		(4.6)%		(3.7)%

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.
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The tables below present operating segment results net of intersegment eliminations for the 26 weeks ended April 2, 2006 (in thousands):

	26 Weeks Ended			26 Weeks Ended
	April 2,	April 3,	%	April 2,		April 3,
	2006	2005	Change	2006		2005
				As a % of U.S. total net
United States				revenues
Net revenues:
Company-operated retail	$2,708,805	$2,234,367	21.2%	84.9%		85.4%
Specialty:
Licensing	325,317	245,271	32.6%	10.2%		9.4%
Foodservice and other	156,955	135,553	15.8%	4.9%		5.2%

Total specialty	482,272	380,824	26.6%	15.1%		14.6%

Total net revenues	3,191,077	2,615,191	22.0%	100.0%		100.0%

Cost of sales including occupancy costs	1,237,531	1,025,789		38.8%		39.2%
Store operating expenses	1,091,204	900,899		40.3	%(1)	40.3	%(1)
Other operating expenses	98,581	75,944		20.4	%(2)	19.9	%(2)
Depreciation and amortization expenses	136,820	122,154		4.3%		4.7%
General and administrative expenses	44,734	45,973		1.4%		1.8%

Income from equity investees	22,460	17,272		0.7%		0.7%

Operating income	$604,667	$461,704	31.0%	18.9%		17.7%

				As a % of International
International				total net revenues
Net revenues:
Company-operated retail	$519,022	$408,241	27.1%	82.5%		82.8%
Specialty:
Licensing	96,187	73,234	31.3%	15.3%		14.9%
Foodservice and other	13,628	11,594	17.5%	2.2%		2.3%

Total specialty	109,815	84,828	29.5%	17.5%		17.2%

Total net revenues	628,837	493,069	27.5%	100.0%		100.0%

Cost of sales including occupancy costs	301,380	250,706		47.9%		50.8%
Store operating expenses	196,235	153,051		37.8	%(1)	37.5	%(1)
Other operating expenses	24,215	14,684		22.1	%(2)	17.3	%(2)
Depreciation and amortization expenses	31,754	27,217		5.0%		5.5%
General and administrative expenses	34,757	22,115		5.5%		4.5%

Income from equity investees	17,245	11,833		2.7%		2.4%

Operating income	$57,741	$37,129	55.5%	9.2%		7.5%

			As a % of total net
Unallocated Corporate			revenues
Depreciation and amortization expenses	$17,222	$16,960	0.4%	0.6%
General and administrative expenses	163,445	97,440	4.3%	3.1%

Operating loss	$(180,667)	$(114,400)	(4.7)%	(3.7)%

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.
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United States
United States total net revenues increased by $294 million, or 23 percent, to $1.6 billion for the 13 weeks ended April 2, 2006, compared to $1.3 billion for the corresponding period of fiscal 2005. United States Company-operated retail revenues increased by $253 million, or 23 percent, to $1.3 billion, primarily due to the opening of 660 new Company-operated retail stores in the last 12 months and comparable store sales growth of ten percent for the quarter. The increase in comparable store sales was due to an eight percent increase in the number of customer transactions and a two percent increase in the average value per transaction.
Total United States specialty revenues increased by $41 million, or 21 percent, to $232 million for the 13 weeks ended April 2, 2006, compared to $192 million in the corresponding period of fiscal 2005. United States licensing revenues increased 26 percent to $156 million from $124 million in fiscal 2005, primarily due to higher product sales and royalty revenues as a result of opening 685 new licensed retail stores in the last 12 months and growth in the licensed grocery and warehouse club business. United States foodservice and other revenues increased to $77 million, or 13 percent, from $68 million in fiscal 2005, primarily due to growth in new and existing foodservice accounts.
United States operating income increased by 36 percent to $266 million for the 13 weeks ended April 2, 2006, from $196 million for the same period in fiscal 2005. Operating margin increased to 16.9 percent of related revenues from 15.4 percent in the corresponding period of fiscal 2005, primarily due to leverage gained from fixed costs, including occupancy, depreciation and general and administrative expenses, distributed over an expanded revenue base in the current year period, and to higher costs in the prior year period for intensified store maintenance activities in Company-operated retail stores.
International
International total net revenues increased by $73 million, or 30 percent, to $315 million for the 13 weeks ended April 2, 2006, compared to $242 million for the corresponding period of fiscal 2005. International Company-operated retail revenues increased by $63 million, or 31 percent, to $262 million, primarily due to the opening of 214 new Company-operated retail stores in the last 12 months and comparable store sales growth of nine percent for the quarter. The increase in comparable store sales resulted from a seven percent increase in the number of customer transactions coupled with a two percent increase in the average value per transaction.
Total international specialty revenues increased by $11 million, or 24 percent, to $54 million for the 13 weeks ended April 2, 2006, compared to $43 million in the corresponding period of fiscal 2005. The increase was primarily due to higher product sales and royalty revenues from opening 405 licensed retail stores in the last 12 months and expansion of the Canadian grocery and warehouse club business.
International operating income increased by 29 percent to $22 million for the 13 weeks ended April 2, 2006, compared to $17 million in the corresponding period of fiscal 2005. Operating margin decreased slightly to 7.1 percent of related revenues from 7.2 percent in the corresponding period of fiscal 2005. This decrease was primarily due to higher general and administrative expenses and an increase in other operating expenses for expanding infrastructure to support global growth, as well as increased retail store operating expenses related to higher provisions for incentive compensation. These were partially offset by lower costs of sales including occupancy costs due primarily to leverage gained from fixed costs distributed over an expanded revenue base, as well as improvements in the food program.
Unallocated Corporate
Unallocated corporate expenses increased to $87 million for the 13 weeks ended April 2, 2006, compared to $56 million in the corresponding period of fiscal 2005, primarily due to higher payroll-related expenses from stock-based compensation, higher provisions for incentive compensation based on the Company’s strong operating results for the quarter and additional employees to support continued rapid global growth. Total unallocated corporate expenses as a percentage of total net revenues increased to 4.6 percent for the 13 weeks ended April 2, 2006, compared to 3.7 percent for the corresponding period of fiscal 2005.
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Store Data
The Company’s store data for the periods presented are as follows:

	Net stores opened during the period
	13-week period		26-week period		Stores open as of
	April 2,	April 3,	April 2,	April 3,	April 2,	April 3,
	2006	2005	2006	2005	2006	2005

United States:
Company-operated Stores	157	131	318	232	5,185	4,525
Licensed Stores	132	98	330	241	2,765	2,080

	289	229	648	473	7,950	6,605
International:
Company-operated Stores(1)	55	22	115	73	1,310	1,096
Licensed Stores(1)	80	61	221	146	1,965	1,560

	135	83	336	219	3,275	2,656

Total	424	312	984	692	11,225	9,261

(1)	International store data has been adjusted for the acquisitions of the Southern China, Chile, Hawaii and Puerto Rico operations by reclassifying historical information from Licensed Stores to Company-operated Stores.
April 2006 Revenues
Starbucks Corporation today also reported consolidated net revenues of $597 million for the four-week period ended April 30, 2006, an increase of 23 percent from consolidated net revenues of $487 million for the same period in fiscal 2005. On a comparable store sales basis (stores open for at least 13 months), sales at Company-operated stores increased six percent for the four weeks ended April 30, 2006, as compared to the same four-week period in fiscal 2005.
For the 30 weeks ended April 30, 2006, consolidated net revenues were $4.4 billion, an increase of 23 percent from consolidated net revenues of $3.6 billion for the same 30 week period in 2005. Comparable store sales increased eight percent for the 30 weeks ended April 30, 2006, as compared to the same 30 weeks in fiscal 2005.
April’s comparable store sales growth — near the top of the Company’s three to seven percent target range — was driven primarily by sales of handcrafted beverages, including new seasonal offerings as well as core beverages, and food. Strong customer demand for Starbucks Green Tea beverages led to robust blended beverage sales during the month.
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Fiscal YTD Store Data
The Company’s store data for the periods presented are as follows:

	Net stores opened during
	the 30 weeks ended	Stores open as of
	April 30, 2006	April 30, 2006
United States:
Company-operated Stores	364	5,231
Licensed Stores	391	2,826

	755	8,057
International:
Company-operated Stores	130	1,325
Licensed Stores	251	1,995

	381	3,320

Total	1,136	11,377

Through the dedication of our passionate partners (employees), Starbucks Coffee Company has transformed the way people in 37 countries enjoy their coffee, one cup at a time. Starbucks is the premier purveyor of the finest coffee in the world, with more than 11,000 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering its customers the highest quality coffee and human connection through the Starbucks Experience, while striving to improve the social, environmental and economic well being of its partners, coffee farmers, countries of coffee origin, and the communities which it serves. Through Ethos Water, Starbucks demonstrates its long history of integrating a social conscience into all aspects of its business. The Company surprises and delights its customers by producing and selling bottled Starbucks Frappuccino® coffee drinks, Starbucks DoubleShot® espresso drink and Starbucks® superpremium ice creams through its joint venture partnerships, and Starbucks™ Coffee and Cream Liqueurs through a marketing and distribution agreement, in other convenient locations outside its retail operations. The Company’s brand portfolio includes superpremium Tazo® teas, Starbucks Hear Music™ compact discs, Seattle’s Best Coffee and Torrefazione Italia. These brands’ unique and innovative personalities allow Starbucks to appeal to a broad consumer base.
This release includes the following forward-looking statements: anticipated store openings, comparable store sales expectations, trends in or expectations regarding the Company’s net revenue, estimated stock based compensation expense, capital expenditures, effective tax rate, and earnings per share results. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 2, 2005. The Company assumes no obligation to update any of these forward-looking statements.

© 2006 Starbucks Coffee Company. All rights reserved.
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